Exhibit 3.1C

THIRD CERTIFICATE OF AMENDMENT OF AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION OF HECKMANN

CORPORATION

Heckmann Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That prior to the annual meeting of the stockholders held on May 16, 2013, a resolution was duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and recommending such amendment for approval by the Corporation’s stockholders at the next annual meeting of the stockholders.

The resolutions provides for the amendment of Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

The name of the Corporation is Nuverra Environmental Solutions, Inc. (the “Corporation”).

SECOND: That on May 16, 2013, in accordance with the resolution of the Corporation’s Board of Directors referenced above herein, the annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That resolutions were duly adopted by the Corporation’s Board of Directors ratifying and confirming both the previously adopted resolutions of the Board of Directors and the stockholders’ subsequent approval of the amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as referenced above herein.

IN WITNESS WHEREOF, the Corporation has duly caused this Third Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed on this 16th day of May, 2013.

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Its:	Executive Vice President